Filed pursuant to Rule 424(b)(3)
Registration No. 333-199129

SUPPLEMENT NO. 15
DATED FEBRUARY 9, 2016
TO THE PROSPECTUS DATED FEBRUARY 17, 2015
OF INLAND RESIDENTIAL PROPERTIES TRUST, INC.

This Supplement No. 15 supplements, and should be read in conjunction with, the prospectus of Inland Residential Properties Trust, Inc., dated February 17, 2015, as previously supplemented by Supplement No. 13 dated December 30, 2015 (which superseded and replaced all prior supplements) and Supplement No. 14 dated January 7, 2016. Unless otherwise defined in this Supplement No. 15, capitalized terms used herein have the same meanings as set forth in the prospectus, as supplemented.

Plan of Distribution

The following information is inserted at the end of the section captioned “Plan of Distribution,” which begins on page 204 of the prospectus.

Status of the Offering

The following table provides information regarding the total shares sold in our offering as of January 31, 2016.

	Shares	Gross Offering Proceeds ($) (1)	Commissions and Fees ($) (2)	Proceeds To Us, Before Expenses ($) (3)
Class A Shares
From our sponsor in connection with our formation (4):	8,000.000	200,000	—	200,000

Class A Shares sold in the offering:	347,107.624	8,407,742	485,719	7,922,023

Class A Shares sold pursuant to our distribution reinvestment plan:	262.927	6,245	—	6,245

Total (Class A Shares):	355,370.551	8,613,987	485,719	8,128,268

Class T Shares
Class T Shares sold in the offering:	19,640.451	470,389	22,343	448,046

Class T Shares sold pursuant to our distribution reinvestment plan:	20.138	459	—	459

Total (Class T Shares):	19,660.589	470,848	22,343	448,505
Total (Class A and Class T Shares):	375,031.140	9,084,835	508,062	8,576,773

(1)	Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.
(2)	Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.
(3)

Organization and offering expenses, excluding selling commissions and dealer manager fees, will not exceed 2.0% of the gross offering proceeds. These expenses include registration and filing fees, legal and accounting fees, printing and mailing expenses, bank fees and other administrative expenses.

(4)

In connection with our formation, we sold 8,000 shares of our common stock to our sponsor for an aggregate purchase price of $200,000. These 8,000 shares were subsequently converted into Class A Shares.

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